Exhibit 99.1

Altria to Record a One-time Charge Against Reported Earnings Related to Leveraged Lease Transactions

•	Altria to record a one-time charge of approximately $630 million or $0.30 per share against 2011 reported earnings in the second quarter of 2011

•	Altria revises 2011 full-year guidance for reported diluted earnings per share (EPS) from a range of $2.00 to $2.06 to a range of $1.70 to $1.76, reflecting this one-time charge

•	Altria reaffirms 2011 full-year guidance for adjusted diluted EPS in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010

Richmond, VA – June 9, 2011 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that, based on applicable accounting principles generally accepted in the United States of America (U.S. GAAP), in the second quarter of 2011 it will record a one-time charge of approximately $630 million against its 2011 reported earnings related to the tax treatment of certain leveraged lease transactions entered into by Altria’s subsidiary, Philip Morris Capital Corporation (PMCC). The potential for taking this charge was described previously in Altria’s 2011 first-quarter earnings press release and its Quarterly Report on Form 10-Q for the period ended March 31, 2011 that Altria filed with the Securities and Exchange Commission (SEC).

Approximately 50% of the charge, which does not include potential penalties, represents a reduction in cumulative lease earnings booked to date that will be recaptured over the remainder of the affected lease terms. The remaining portion of the charge represents a permanent charge for interest on tax underpayments. Altria does not expect this charge to impact Altria’s dividend payments or its previously announced $1.0 billion share repurchase program. Future dividend payments and the share repurchase program remain subject to the discretion of Altria’s Board of Directors.

As described in previous periodic quarterly and annual reports filed with the SEC, the Internal Revenue Service (IRS) has disallowed for the years 1996 through 2003 tax benefits pertaining to certain leveraged lease transactions (referred to by the IRS as lease-in/lease-out (LILO) and sale-in/sale-out (SILO) transactions) entered into by PMCC. Altria believes that its tax treatment of PMCC’s LILO and SILO transactions on federal and state income tax returns filed to date was proper and complied with applicable tax laws in effect during the relevant periods. Altria has contested the disallowances, filed claims for refunds of federal income tax and associated interest paid and is pursuing litigation in federal court with respect to certain of the refund claims, all as described in previously filed reports.

At this time, Altria does not intend to claim tax benefits pertaining to PMCC’s LILO and SILO transactions on its federal and state income tax returns for 2010 and future years. Altria,

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however, intends to preserve its right to file amended returns for these years claiming the tax benefits pertaining to PMCC’s LILO and SILO transactions if Altria is successful in the current and/or anticipated litigation described in Altria’s previous annual and quarterly reports filed with the SEC.

Altria has paid a total of approximately $1.1 billion in federal income tax payments and interest with respect to the LILO and SILO transactions for the 1996 through 2003 tax years. For the period of January 1, 2004 through December 31, 2011, the disallowance of federal and state income tax benefits and associated interest related to the LILO and SILO transactions would result in an additional payment of up to approximately $1.0 billion, depending on federal and state income taxes paid or payable on gains associated with sales of leased assets during that period. This payment amount excludes potential penalties. The payment, if any, of this amount would depend upon the timing and outcome of future IRS audits and any related administrative challenges or litigation.

2011 Full-Year Guidance

Altria revises its 2011 full-year guidance for reported diluted EPS from a range of $2.00 to $2.06 to a range of $1.70 to $1.76, reflecting the charge associated with the leveraged lease transactions discussed above. This revised reported diluted EPS guidance, which includes special items, is shown in the table below.

Altria reaffirms its 2011 full-year guidance for adjusted diluted EPS, which excludes special items described in the table below, to be in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 in 2010. Altria’s 2011 first-quarter adjusted diluted EPS results exceeded management’s expectations, due in part to trade inventory dynamics. The trade inventory build in the first quarter of 2011 could negatively impact the cigarettes segment’s future income and volume results if it is depleted. As a result, Altria expects unevenness in its 2011 adjusted diluted EPS growth on a quarterly basis, with more growth towards the back half of the year.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Altria reports its consolidated financial results in accordance with U.S. GAAP. This press release contains 2010 results and 2011 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. A reconciliation of full-year reported and adjusted diluted EPS guidance is shown in the table below.

Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$1.70 to $1.76	$1.87	(9)% to (6)%
Asset impairment, exit, integration and implementation costs	-	0.04
UST acquisition-related costs*	-	0.01
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	0.30	-
Tax items**	-	(0.05)

Adjusted diluted EPS	$2.01 to $2.07	$1.90	6% to 9%

* Excludes exit and integration costs; ** Excludes PMCC leveraged lease charge

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the period ended March 31, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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